UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                             Filed by a party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

Constant Contact, Inc.

(Name of Registrant as Specified In Its Charter)

Endurance International Group Holdings, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Filed by Endurance International Group Holdings, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Subject Company: Constant Contact, Inc.

Commission File No.: 001-33707

Transcript of Endurance International Group’s 2015 third-quarter results conference call

November 2, 2015, 8:00 a.m. EST

CORPORATE PARTICIPANTS

Angela White Endurance International Group Holdings, Inc. - Director of IR

Hari Ravichandran Endurance International Group Holdings, Inc. - Founder & CEO

Marc Montagner Endurance International Group Holdings, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Brian Essex Morgan Stanley - Analyst

Gregg Moskowitz Cowen and Company - Analyst

Brian Fitzgerald Jefferies & Company - Analyst

Jason Helfstein Oppenheimer & Co. - Analyst

Stephen Ju Credit Suisse - Analyst

Gray Powell Wells Fargo Securities - Analyst

Mitch Bartlett Craig-Hallum - Analyst

Deepak Mathivanan Deutsche Bank - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Endurance International Group’s 2015 third-quarter results conference call. (Operator Instructions). As a reminder, this conference is being recorded. I would like to introduce your house for today’s conference, Miss Angela White, Director of Investor Relations. Ma’am, you may begin.

Angela White - Endurance International Group Holdings, Inc. - Director of IR

Thank you. It is my pleasure to welcome you to our third-quarter 2015 earnings call. First we will go through some prepared remarks after which we will turn to Q&A.

We have prepared a presentation to accompany our comments which is available at the Investor Relations section of our website at IR.endurance.com. While not necessary to follow along, we recommend referencing the presentation slides alongside our prepared remarks.

As is customary, let me now read the Safe harbor statement. Statements made on today’s call will include forward-looking statements about Endurance’s future expectations, plans and prospects. All such forward-looking statements are subject to risks and uncertainties.

Please refer to the cautionary language in today’s earnings release and the announcement of the Constant Contact acquisition and to our Form 10-Q filed with the SEC on August 7, 2015 for a discussion of the risks and uncertainties that could cause our actual results to be materially different from those contemplated in these forward-looking statements.

Endurance does not assume any obligation to update any forward-looking statements. This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance.

Constant Contact expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters.

Investors of Constant Contact are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Constant Contact, Endurance and the proposed merger.

Investors may obtain a free copy of these materials when they are available and other documents filed by Constant Contact with the SEC at the SEC’s website at www.view.SEC.gov, at Constant Contact’s website at www.ConstantContact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Mass 02451, Attention Investor Relations.

Constant Contact, Endurance and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact stockholders in connection with the proposed merger.

Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 annual meeting of stockholders and their respective most recent annual reports on Form 10-K.

Information regarding other persons who may under the rules of the SEC be considered to be participants in the solicitation of Constant Contact stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for a special stockholder meeting.

Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interest they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

During this call we will present several non-GAAP financial measures including adjusted EBITDA, unlevered free cash flow — unlevered free cash flow as reported, free cash flow, adjusted revenue and average revenue per subscriber.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is available in a presentation located in the Investor Relations section of our website. With that I will turn you over to Harry Ravichandran, our Founder, President and CEO.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Thanks, Angela. Good morning, everyone, and welcome to our third-quarter 2015 earnings call. Before providing commentary on Q3 I would like to discuss the Constant Contact transaction that we announced this morning concurrent with the earnings release.

We are very excited about the transaction, the Company, its offerings in how it fits with Endurance. Strategically this acquisition combines two companies focused on helping SMBs grow and succeed via online services and products. We share much in common such as our technology capabilities and our enthusiasm for small business success, but we also see an opportunity to bring together our different competencies.

As some of you know, Constant Contact is a leading online marketing platform targeted at helping SMBs and nonprofits grow their enterprises through a suite of products such as email marketing campaigns, event management and contact management. We at Endurance have historically focused on other SMB online services primarily through our Web presence solutions.

Typically, once SMBs are set up and running, key on their list of priorities is growing their business. In order to address these needs over the years we’ve expanded our offerings and provided tools such as security, backup and e-commerce solutions, but have done so primarily by means of partner offers through our distribution platform. With this transaction we see continued opportunity to expand our position as a provider of complete end-to-end Web presence and marketing solutions for SMBs.

Endurance’s 4.5 million subscribers on platform will now have access to a full suite of Constant Contact products and other services. Outside of the Endurance space, Constant Contact will have access to our healthy subscriber acquisition funnel and capabilities in marketing to SMBs, thereby enhancing their subscriber acquisition economics.

We also believe that Endurance’s experience promoting multiple brands targeted at specific SMB segments positions us well to potentially provide further adaptations of Constant Contact products through alternative brands while continuing to offer the higher engagement products Constant Contact currently offers.

The transaction also benefits us through scale, both operationally and financially. We expect that this will come from leveraging the fixed costs, the sharing of talent and technology and product, and the reduction of redundant costs which Marc will discuss in his section.

Additionally, as our scale continues to build we believe we will be able to leverage our position in technology, marketing channels and product to support longer-term growth and value creation for our subscribers. The transaction is expected to bring Endurance to over $1 billion of estimated combined pro forma 2015 adjusted revenue and approximately $350 million of estimated pro forma 2015 adjusted EBITDA.

On a combined pro forma basis for fiscal 2016 we expect our adjusted revenue to grow at low-double-digits year over year and adjusted EBITDA to reach approximately $400 million. This positions us ahead of our original pace on our journey to reaching our longer-term adjusted EBITDA and free cash flow goals.

In addition to scale we are excited that the Constant Contact team will be joining us and bringing complementary focus and capabilities in areas that we see as an extension of Endurance’s competencies. We have historically focused more on our marketing network and distribution platform and to a lesser degree on product development.

Constant Contact has focused more on product and specifically on user experience, robust subscriber analytics and engagement models. Their extraordinary understanding of the SMB market is a result of focus and investment in understanding the needs and addressing the problems SMBs face as they build their businesses.

We believe that the addition of these capabilities to our strong foundation will enhance our standing as a leader in online SMB services as we have expanded beyond Web presence to a full suite of products and services that are essential for SMBs in their journey to success.

While we believe the transaction will create many opportunities for future benefit, we have already seen many positives coming from our existing partnership with Constant Contact. We have known each other for many years and have partnered on different programs. We are excited by the cross-sell opportunities associated with adding Constant Contact’s products and feel very comfortable that there is a considerable appetite within our subscriber base for their suite of products.

As a result of a program we launched earlier this year, we are now driving approximately 5% of Constant Contact’s new unique customer additions. Further, after initial analysis we are excited about the strong recurring revenue and high retention rates of the subscribers using the Constant Contact product.

To slide six. Turning for a moment to our historic acquisitions and our track record, Endurance has completed over 40 acquisitions of varying sizes and strategic purposes since we started the business and we believe that M&A is one of our core competencies.

Constant Contact will continue to operate as its own distinct brand and join other brands in the Endurance portfolio that serve the large, fragmented SMB online services market. We believe that our approach to operating a portfolio brand under one umbrella facilitates a united framework for management of operations, creating scale efficiencies in the organization.

Regardless of whether or not an acquisition skews more towards a growth profile or a cash flow profile, we have been able to achieve improved efficiencies as we integrate their operations into the existing Endurance technology and distribution platform.

Now to details of the transaction. We signed a definitive agreement for the purchase of outstanding Constant Contact shares at $32 per share in an all cash transaction. With approximately 32 million shares outstanding, the total transaction is valued at $1.1 billion.

The valuation translates into approximately 12 times estimated 2015 adjusted EBITDA including cash on their balance sheet at closing and before factoring in synergies. Assuming annualized run rate synergies in addition, the multiple is closer to 7 times estimated 2015 adjusted EBITDA.

In 2015 we expect a combined pro forma adjusted revenue of approximately $1.1 billion and combined pro forma adjusted EBITDA of approximately $350 million. We expect cost savings of approximately $55 million by the end of year one on a run rate basis. For 2016 on a combined pro forma basis we expect 10% to 12% year-over-year growth in adjusted revenue and adjusted EBITDA of approximately $400 million.

This transaction is expected to generate double-digit accretion to free cash flow. Financing for the transaction has been fully committed. We expect the transaction to close in the first quarter of 2016 contingent upon approval from Constant Contact shareholders, antitrust clearance and other customary closing conditions. The transaction is also subject to a go shop period that ends on November 21, 2015.

When we think about the SMB online services space and Endurance’s place in the landscape, we believe that our low-cost subscriber onboarding funnel sets us apart, leveraging our strong word of mouth and partner network to drive subscribers onto multiple brands supporting multiple product segments. Once on our platform we drive value with the subscribers via multiple touch points to provide them a more comprehensive Web presence a solution. Over the years every aspect of the strategy has expanded as you can see on slide 8.

As these SMBs grow their business they look for tools and services that help them meet their goals. Constant Contact has been a leading online marketing platform that focuses on helping SMBs and nonprofits grow with a suite of products and services aimed at helping their customers reach their growth and marketing goals.

The Company was founded in 1995, went public in 2007 and has continued to be a category leader in SMB online marketing services. We believe that Constant Contact’s core product still has less than 30% penetration in our target SMB market and still has significant room to grow.

In addition to email marketing, the Company has added other tools to its suite including surveys, event management, contact management and reporting. Again, we are very excited to bring their talent and capabilities to our portfolio of brands and excited at the prospect of offering our subscribers a more comprehensive suite of solutions that addresses the wide range of their online marketing needs.

Our focus on Web presence space has allowed us to grow the business and realize the scale benefits that come with a growing base of millions of subscribers and addressing their expanding needs. The acquisition of Constant Contact allows us to build on this model providing both our subscribers and theirs with access to a full suite of products and services and creating future opportunities for cross sell over the lifetime of a subscriber. We believe that with the addition of these important tools for SMBs we have a long runway to provide additional value.

Slide 11. Turning now to the Endurance business, we delivered a solid quarter with results that were within our range of expectations which Marc will review in more detail in his section. In addition to the Constant Contact acquisition, we continue to focus on core business initiatives and expanding the gateways to our platform through products and services other than traditional hosting. We see positive indicators and our site builder joint venture and other products such as security solutions.

Internationally we continue to increase efforts and have invested in building out our teams to support Brazil on our recent Mexico site launch. Third-quarter Revenue in the international business was 38%, similar to Q3 of last fiscal year. Our current marketing partnership with Constant Contact continued to perform well.

Also on the M&A front during the quarter we acquired a data center and Provo, Utah which we believe will allow us to better align our technology operations and data center support. Over time as we complete the integration of the data center we expect to see approximately $7 million of annualized savings.

We feel confident that the investments we’ve been making in these core business initiatives will drive growth in fiscal 2016. We had expected some of these initiatives would bear results in the fiscal year. However, full launch of some products such as cloud hosting and optimized WordPress have been delayed until later part of the fiscal year and corresponding compounding of revenue will be pushed into 2016.

During Q3 we took further steps to form a more agile organization which we believe will drive better decision-making and cost efficiencies as the business evolves. As a result of these changes we had higher than usual restructuring expenses in Q3.

We feel very confident in our position to drive healthy growth in both revenue and adjusted EBITDA in fiscal 2016 on a standalone basis. Despite all the moving pieces during the quarter we are very pleased at the results and the continued work of our teams in order to support our place as a leader in the SMB online services space.

We are excited about accelerating our journey to reaching our longer-term goals and driving long-term shareholder value. Now I would like to turn the call over to Marc Montagner, our CFO.

Marc Montagner - Endurance International Group Holdings, Inc. - CFO

Thank you, Hari. On slide 13, first of all, I am very pleased to report that in the third quarter both adjusted revenue and adjusted EBITDA grew 15% year-over-year and came within our range of expectation.

Adjusted revenue was $190.3 million reflecting year-over-year growth of 15%. Adjusted EBITDA was $66.6 million, also reflecting year-over-year growth of 15%. Unlevered free cash flow as reported was $51.2 million. And free cash flow was $27.9 million.

Free cash flow in the quarter was impacted by integration, restructuring transaction and legal related expenses of approximately $9.4 million. Foreign currency fluctuations have also impacted our results over the last quarter.

Excluding the impact of year-over-year currency exchange rates, adjusted revenue and adjusted EBITDA would have been higher by approximately $1.2 million and $0.9 million respectively.

Slide 14, looking at the results on a year-to-date basis for the nine months ending September 30, 2015: adjusted revenue grew 16% year over year to $552.3 million; adjusted EBITDA grew 13% year over year to $195.7 million; unlevered free cash flow as reported grew 16% year over year to $166.5 million; and free cash flow grew 29% year over year to $107.7 million.

Slide 15 now. Turning to operating metrics, we increased net subscribers by over 87,000 in the third quarter, bringing total subscribers on our platform to approximately 4.5 million subs. Average revenue per subscriber, ARPS, was $14.29. On a year-to-date basis, ARPS was $14.36 versus $14.35 for the same period a year ago.

Slide 16. Turning to other metrics, I would like to mention that we are not showing three performance metrics this quarter — mostly recurring revenue, or MRR; number of products per subs, PPS; and the number of subscribers paying us over $500 per year. We recently identified an error while migrating some data from a legacy business intelligence system to an upgraded BI system, which impacted these metrics. We are in the process of recalculating these numbers.

This system is completely separate from the ERP system that produces our financial and subscriber data. We believe that our previously reported MRO numbers will remain at 99% for at least the last four quarters. Revised numbers for both the number of product for subs and number of $500-plus subs are expected to be lower than the previously reported numbers.

This does not impact our GAAP financial results, adjusted revenue, adjusted EBITDA, free cash flow or unlevered free cash flow metrics. This also does not impact ARPS, subscriber count, churn, unit economics. We will provide updated metrics information as soon as it is available.

The purpose of the PPS and the $500-plus metrics was to provide additional insight to elements that can directly impact ARPS. Here on this slide we show you on a more granular level how customers’ spending on our platform evolves over time. We are providing two views — on the top one for current active subscribers and one for subscriber over time on the bottom.

The chart on the bottom factors in the impact of churn. Typically a new sub will come to our platform at a lower introductory price for the first term, which is typically 12 months. Coming out of introductory pricing and cross-selling of additional products drives monthly spend higher over time.

Driving subscriber unit growth puts downward pressure on average monthly expense because of the lower introductory pricing in the first year. However, we drive significant value from new subs as they increase their spending with us over time. As a result we tend to index more towards subscriber growth which provides opportunities to generate additional revenues and free cash flow over the long-term.

Slide 17, now that we have reviewed the third-quarter results let’s turn to guidance for the remainder of the year. Starting with adjusted revenue with one quarter left in the fiscal year we are narrowing our 2015 guidance range and expect adjusted revenue in the range of $745 million to $750 million, or 15% year-over-year growth at the midpoint of the range.

Adjusted EBITDA expectations for the full year are now $265 million to $270 million reflecting 14% year over year growth at the midpoint of the range. Full year 2015 expectations for unlevered free cash flow, as reported, remain unchanged at approximately $220 million to $230 million reflecting 16% year-over-year growth at the midpoint. Free cash flow is now expected to be approximately $142 million, reflecting growth of 23% year over year.

Slide 16 (sic). Turning to fiscal 2016 guidance. We expect that our fiscal 2015 investment, as well as our disciplined view on capital deployment, whether via reinvestment in the business or through M&A, we continue to build value for our shareholders. For 2016 we went to focus on free cash flow generation and disciplined top-line growth.

First, on a standalone basis our expectations for fiscal year 2016 are as follows: adjusted annual revenue year-over-year growth of approximately 11% to 13%; annual adjusted EBITDA year-over-year growth of approximately 11% to 13%; CapEx of approximately 5% of adjusted revenue; and free cash flow year-over-year growth of approximately 15% to 20%.

When taking into consideration the impact of the acquisition of Constant Contact, our guidance for fiscal 2016 on a combined pro forma basis is the following: adjusted annual revenue year-over-year growth of approximately 10% to 12%; adjusted EBITDA of approximately $400 million for the full year including realized synergies; and CapEx of approximately 5% of combined adjusted revenues.

On a combined basis pro forma run rate synergies of approximately $55 million will result in adjusted EBITDA margins of 35% or more. Also, including costs to achieve synergies, the transaction is expected to drive double-digit accretion to free cash flows in fiscal 2016.

We feel extremely confident about delivering at least $55 million of cost synergies on an annual run rate basis. These synergies have been built on a bottoms up approach and we believe that they are very achievable. Our plan is to realize at least $25 million of cost synergies in fiscal 2016. Additional revenue synergies or cross-selling opportunities are not factored into these synergy numbers.

Slide 19. We plan to finance the Constant Contact transactions through an incremental $1.085 billion in debt, $735 million in an incremental term loan, and $350 million in high yield debt at a fixed rate. Credit Suisse and Goldman Sachs are providing debt financing on a fully committed basis. Additionally, as part of this transaction we anticipate extending the maturity of our existing term loan.

Next year fiscal 2016 we expect combined pro forma adjusted EBITDA of approximately $400 million for the full year, including realized synergies of $25 million. This translates into leverage of 4.3 turns on a secured basis and 5.2 turns on an unsecured basis.

We plan on exiting 2016 with a run rate of (technical difficulty) pro forma adjusted EBITDA of approximately $430 million for the full year 2016. This will take our leverage down by almost half a turn by the end of 2016.

Slide 20. In conclusion, we are very pleased to see that our business achieved a 15% year-over-year growth rate in the last quarter and we feel very confident about fiscal 2016. Finally, we expect our business to drive significant adjusted EBITDA and free cash flow growth for the next few years.

We feel very confident that the existing opportunities in our core business combined with M&A will accelerate delivery of our long-term financial goal. Now I would like to turn the call back to the operator to begin Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Brian Essex, Morgan Stanley.

Brian Essex - Morgan Stanley - Analyst

I was wondering if you could maybe address a little bit more color around how we might expect ARPU to trend over the next couple of quarters and maybe what is embedded in your guidance? I understand you have some introductory of pricing that may be skewing it a little bit.

So, just wanted to get a better understanding of how long you might expect that to persist and maybe how that might act independent of the acquisition over time. And then I have a quick follow-up.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. So as you note — thanks for the question, Brian. As you noticed in the transcript, we talked about year-to-date ARPU numbers and that being about $0.01 or so higher than the same period for last year. So obviously looking at it in any given quarter makes it skew up and down.

But our current plan is — really the way we run the business is think about revenue, revenue growth, what the right products are for our customers, what do we need to add to make sure we drive value for the customers. And primarily keep indexing towards more subs as long as the lifetime value over the cost of acquiring the customer — those economics make sense to us in terms of returns.

So I think that you could probably ask us most metrics about the business and we would know them pretty well pretty rapidly. But ARPU is one that typically tends to be an output for our business versus an input. We don’t drive the business for ARPU, we drive it for subscriber growth.

That is part of the reason why we wanted to put that slide out there today which shows that recurring trend of customers starting at a lower price point, whether they are active customers or captive customers that have stayed with us for a time and canceled, both those data sets — you see the very compelling trajectory as they go from a lower price point to north of $20 for the active customer.

So when you know you have got those kinds of economics it makes rational business sense for us to keep indexing towards higher subs. So thinking about ARPU being flat or in the same kind of trajectory we have had it is probably okay.

As long as we are getting the growth from good, high quality customers where subscriber acquisition cost is reasonable and the unit economics hold, we will continue to keep skewing towards that because that makes the best sense for long-term.

Brian Essex - Morgan Stanley - Analyst

Okay, the cohort analysis is very helpful. So, thank you for that. And then on the Constant Contact side, maybe just a quick comment in terms of how long you have been speaking with the Company and was that a competitive process? And will you give us the visibility that they have given their investors historically over customer growth, churn and ARPU growth?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

So, the metrics we are still kind of working our way into what makes sense for the combined business going into next year, Brian. But obviously on a simple pro forma basis if we just took their total revenues, our revenues plus their subs plus ours, our ARPU would go up quite a bit.

But from our standpoint the way we tend to look at the business is once Constant Contact is integrated onto our platform and the teams are working closely together we would look at growth from all of our different gateways and the Constant Contact product.

Or perhaps some additional variations of the Constant Contact brand, as we talked about in the transcript, would end up becoming one gateway of many that we would be looking to spend marketing dollars on.

And we would want to look at yields on marketing because it becomes a capital deployment decision as to what we’re spending on that gateway, what the lifetime value of the customer looks like, what does churn look like, what kind of products are they buying incremental and what the cash-on-cash returns look like for that kind of a sub versus say a traditional Web presence sub.

And that would drive a lot of the decision making because from our standpoint we have a lot of tools in a lot of areas to put marketing dollars to work to and this becomes an incremental one. But always we would aspire to make sure that the market is aware of how we are thinking about this, what the right metrics are to be able to gauge it. And we hope to come back with something fairly thoughtful next year that would give you guys some comfort.

Brian Essex - Morgan Stanley - Analyst

Okay, very helpful. Thank you.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Oh, I’m sorry, and Brian, on the how long have we have been speaking.

Brian Essex - Morgan Stanley - Analyst

Yes.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

We have known Constant Contact —.

Brian Essex - Morgan Stanley - Analyst

I know they are right down the street, so — (laughter).

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Yes, exactly. So we have known them since the late 1990s from when they were (technical difficulty) software. So we have known the Company for a long time. And this part of the negotiation has been going on for — from the beginning part of this year, maybe late last year. So, working with Morgan Stanley who has represented them on this sell side.

Brian Essex - Morgan Stanley - Analyst

Thank you.

Brian Essex - Morgan Stanley - Analyst

Gregg Moskowitz, Cowen and Company.

Gregg Moskowitz - Cowen and Company - Analyst

Hari, based on what you disclosed it seems that you are expecting over $[50] million in EBITDA synergies, which is a fairly large number. That is just based on I guess sort of the multiple of Constant Contact and where you think that goes to post synergies.

I know you said cost savings should be $55 million by end of year one on a run rate basis. I think Marc also said you should realize at least $25 million of cost synergies in the full year of 2016.

So, if I am not mistaken there is a fairly meaningful revenue synergy that is being baked into the model. So, any additional color that you could provide on how you get there both on a top line and through cost would be helpful. Thanks.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. So, just to clarify, Gregg, the $55 million number, as we kind of mentioned in the transcript, does not include any cross-selling or revenue synergies. That is primarily anticipated to be on just the cost-saving side.

If you think about the levers for cost saving, obviously there are multiple ones. There are overlap costs — obviously as two public companies there is basically perhaps some overlap cost on the way the teams are organized, etc., what the platform on a combined basis looks like.

We do have a large marketing funnel that provides some potential there as well in terms of being able to drive, as we mentioned in the transcript. Just for the last few months or so through the partnership we are driving about 5% of the gross sign-up into Constant Contact now.

To us that is obviously incrementally zero dollars of marketing spend because those are customers already coming into our platform. And there is obviously facilities and data centers and things like that that have some overlap as well.

So the revenue and the cross-sell opportunities we think of as further upside. The $55 million we are talking about at the end of the year, run rate on the $25 million of realized in 2016 are primarily from the cost side.

Gregg Moskowitz - Cowen and Company - Analyst

Okay, perfect, thanks for the clarification, Hari. And then in the actual quarter itself the net adds were a little bit lower than we were expecting, it was done modestly year over year. So, any additional color on that would be great. Thank you.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure, happy to. So I think on that net subscriber additions for this quarter we had been working through launching multiple product gateways particularly around cloud and WordPress and a few other sort of brands that needed to come out of the market that were a little bit delayed.

As we held our marketing costs kind of constant to be able to kind of put the dollars behind it, they have now launched and we anticipate going into 2016 there will be a lot of marketing spend behind those gateways because the initial testing has been quite positive.

That had sort of a compounding impact both on adjusted revenues, the flow through to EBITDA and on the net subscribers as well. So, it’s just — nothing has shifted dramatically in the business, it is just a time shift of some of the launches that have pushed off the sub and the associated revenue growth out into 2016.

Gregg Moskowitz - Cowen and Company - Analyst

Okay, got it. Thank you very much.

Operator

Brian Fitzgerald, Jefferies.

Brian Fitzgerald - Jefferies & Company - Analyst

A couple quick questions. I think you mentioned on the call that you see getting a half turn improvement in the leverage in 2016. Still consistent with your long-term view on where you want the leverage of the business to be?

And then, if you could remind us the Constant Contact side, any noticeable difference in terms of the characteristics of the SMBs? And we know you have been working — or partnered with them for a while. Maybe any comments around the overlap of the customer bases, thanks.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

So, I got the second part of the question, Brian. We had a little cross noise here from something. Would you mind repeating the first part again?

Brian Fitzgerald - Jefferies & Company - Analyst

Yes. So the first part was just on the leverage. I think you said in 2016 it improves by half a turn, still consistent with your long-term view of where you want the leverage of the business to be.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Yes. No, as we have always been fairly explicit with both the analyst community and also with investors, our mid-term target around leverage was about 4-ish turns and this obviously puts it a little bit higher.

But we have also been pretty explicit that if there are good opportunities that we have a lot of conviction around, we don’t mind increasing leverage for short spurts or short windows of times where it does spike up a bit.

This is one of those situations the way we think about it. This is a significant asset with a lot of both revenue and kind of cost upside to us and a very strategic product for our customer base. So we think of this one as something where leverage going up a little bit doesn’t particularly bother us given how accretive this is to both free cash flow and to EBITDA over the course of next year.

So if you look at the numbers that Marc provided, which was on a realized basis about $400 million of EBITDA for 2016 exiting the year without the incremental growth into 2017 of $4.35, which is the rest of the synergies that you would not have realized over the — which you would have executed on but not yet realized until 2017, the leverage ratios come down about half a turn off of that exit value and then there is obviously additional growth that comes into 2017.

So we would think that in the midterm we would want to kind of get back very quickly to that 4 turns or less of leverage. And we feel pretty comfortable doing that.

And then on the difference in the types of SMBs, it is amazing, the overlap of the customer base here is something that was very exciting to us. There is maybe a slightly larger indexing of nonprofits in the Constant Contact base. But the business from subscriber composition looks very, very similar to Endurance.

We had known that going into the transaction given the partnership we had and the amount of sign-ups we have been driving and how much opportunity and excitement there was within our own customer base. But this fits, it is a different product than some of the other M&A activities we have taken on.

But it is something that we understand, we are very familiar with, the base is very, very similar to our own base. And we think that sort of the game plan of how we are planning on going around to both realizing the synergies and driving more incremental value in the long-term is very similar to some of the other M&A we have done in the past.

Brian Fitzgerald - Jefferies & Company - Analyst

Great, thanks, Hari.

Operator

Jason Helfstein, Oppenheimer.

Jason Helfstein - Oppenheimer & Co. - Analyst

Two questions. And first congratulations on the deal. So, Hari, it does seem like there just overall have been some headwinds to subscriber growth. Is there anything you are seeing out there from a competitive aspect that other companies are doing or that you are seeing change in customer behavior where you are kind of not hitting the numbers that you want to hit? And part of this is addressing this with greater functionality and kind of working on the product portfolio.

And then the second question — can you help us understand the organic outlook for next year? So, if you strip out Constant Contact what does it imply for subscriber ARPU, collections and EBITDA growth? Thanks.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. On the headwind side of it I think some of the headwinds we have created is our own doing more than what we see on the macro side. There have obviously been some, as we mentioned, delays in launching some products out the door where we are seeing pretty significant customer demand.

We have been a little bit slow getting out the gate on a few of these products. And part of that kind of resulted in us sort of forming a much more agile organization over the course of Q3, as I mentioned in the transcript. So, with that in place we are pretty comfortable that we will continue to keep launching the products we need to be able to capture demand which is part of our core strategy.

So we don’t particularly look at the market and say there is a lot of headwind because a competitive dynamic has set in more now than before. It is much more that we could be is a bit tighter and do a little bit better job that we plan on doing and have already started going down the path of.

So, less concerns on that piece of it. We feel comfortable kind of going into 2016 and 2017 that with the investments we have made we feel good about where things will come out.

On the — without the Constant Contact piece of it we guided to adjusted revenues of 11% to 13% growth year over year, which implies about $830 million to $844 million of revenue growth at the low- and the high-end. That is again on a standalone basis. EBITDA we guided to ballpark about $300 million without Constant Contact baked in.

So, we feel good about where the trajectory is and the on ramp going into next year. And a lot of the work we have done, while it has been a little bit shifted, still feels like it bodes well going into next year and we are feeling quite good about the prospects for 2016 at this point.

Jason Helfstein - Oppenheimer & Co. - Analyst

And then it just a quick follow up. When you think about the marketplace, any change in the way you think about long-term acquisition pipeline? Are there still large enough subscriber transactions out there? Does the market just feel like it is fragmented enough? That you would rather address it with a product suite as opposed to historically kind of subscriber acquisition? Thanks.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

I think in general we still see quite a bit of fragmentation, quite a bit of players out there in the core hosting space. Obviously as we enter other spaces like marketing and online marketing services that opens up other opportunity for other acquisitions in the future there as well.

But we still feel like there is a lot of subs out there both getting them directly by marketing into it and also by acquiring both bases of customers and moving them to our platform. Both those opportunities feel intact to us at this point. And so —.

And I think one of the earlier questions you had, Jason, was about, again, the subscriber versus ARPU growth. We still will keep indexing toward subs and that part of our strategy has not changed at all.

We still feel good that that is the right way to think about it long-term where, especially when you see those (technical difficulty) charge that we provided, I think it makes clear sense as to why one should index more that way, if you can.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thank you.

Operator

Stephen Ju, Credit Suisse.

Stephen Ju - Credit Suisse - Analyst

So, Hari, has the $9 introductory pricing been fairly consistent throughout 2010 to 2015? Or has that been trending down as well? And secondarily, what are you seeing in the overall market on this introductory pricing as you think about your marketing yield? You could choose to advertise I guess or reduce introductory pricing. So what is the preferred channel for you? Thanks.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. So on that chart what you see is obviously the active customers that are currently on platform at about $11.23 and the subscribers over time that includes the cancellations at around $9 going up to $18.

I would say, again, this is more anecdotally, this is — I don’t have the exact cut of data here. But my intuition here is that the introductory pricing started going down in the early 2000s, mid-2000s time period for the last four or five years. It has been low but it has been stable on the front end.

What people were paying for for hosting now gets split into both shared hosting and other additional products that they buy as well. So the $9, my gut sense would be that it has been pretty consistent without a lot of shift there.

And given the fact that from a subscriber acquisition cost standpoint our model is purely success based. When you look at the lifetime value of what is left over, there is pretty significant cash-on-cash returns on these subs.

So we still feel very good about our go-to-market model and we feel that — especially as you think about other areas that are outside of the US as well, there is still quite a bit of opportunity there for subscriber addition.

Stephen Ju - Credit Suisse - Analyst

Thanks.

Operator

Gray Powell, Wells Fargo.

Gray Powell - Wells Fargo Securities - Analyst

Just a couple if I may. You may have touched on this in the prepared remarks, I just want to make sure I understand correctly. What kind of revenue synergies should we think about with the Constant Contact acquisition that you haven’t already highlighted in terms of the $55 million yearend 2016 run rate?

And then also, Constant Contact has a partnership with at least one of your direct competitors. Do you see any risk to that portion of the business?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. So as we mentioned, the $55 million, Gray, doesn’t include any form of revenue synergies associated with that number. But from a sort of anecdotal standpoint some of the things that we think about and get excited about I can just lay those out for you to consider.

So if you think about our current customer base, we have got 4.5 million customers on our platform. The thing that our customers ask us for over and over again that they are willing to spend dollars on is the opportunity for them to have tools that help them grow their business.

So, if you think about kind of integration of multiple things between their Web presence and their marketing solutions, their email marketing solutions, there is a lot of overlap there where you could easily onboard customers into a Constant Contact like product with their email list already preloaded. That makes it very easy and friction free for them to be able to launch their products and to be able to launch their marketing campaigns off of the bat.

When people are coming in through our existing funnel we have opportunities to basically intersect that and see if they would be interested in a more broader bundle of products that would be interesting to them.

Using our Web builders and the templated products that we have, we could mirror the email campaigns to look exactly like their website so they have one unifying brand across all of their sort of online campaigns whether it is sort of email-based or Web presence-based. And again, as we expand gateways, it provides further opportunities for us to get customers into the Constant Contact product for a little bit cheaper.

If you don’t think about sort of one brand, but if you think about a multi-brand strategy you could experiment with other things like a freemium model or other sort of go-to-market strategies and pricing, which is a little bit harder to do when you have got one kind of premier marquee brand that is going after a segment of customers.

So, all in all we think there is a lot of good opportunities on the revenue growth side, none of which has been baked into the numbers or the models we have provided you folks for 2016 at this point.

Gray Powell - Wells Fargo Securities - Analyst

Got it, that is helpful. And then just more of a housekeeping question if I may. On the ARPS side, can you get this a sense as to what the impact of foreign exchange was on the metric year over year? And then also how should we just think about sort of the mix of domestic versus international customers influencing the metric?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. I think in total when we talk about the impact to revenue from foreign exchange it was about $1 million or so for the quarter, $900,000 or so. And it’s flowed through into ARPS — again, we don’t have that calculation, but that was the impact of currency on the total revenue for the quarter.

In terms of the international portion of it, again, our international year-over-year total was still about 38% last Q3 and still 38% this year. So there has not been a meaningful impact there yet. But over time obviously the FX delta was primarily due to the [real] and our Brazil business.

But over time, again, we tend to think about it as CLTV to CAC. So, to the degree that there is an impact on pricing in foreign markets we would want to make sure that the subscriber acquisition cost, or the cost to acquire a customer is in line with that lower ARPU that we would be able to command in those markets and the lifetime value ratio still hold.

Gray Powell - Wells Fargo Securities - Analyst

Got it. Okay, thank you very much.

Operator

Mitch Bartlett, Craig-Hallum.

Mitch Bartlett - Craig-Hallum - Analyst

Not to beat a dead horse, but you talked about in your script you think you have penetrated or Constant Contact has penetrated 30% of your targeted email audience. So would that be somewhere around 1.5 million folks that your — if they have 650 and I am sure there is some slippage in that number, would you have a targeted email audience within your subscriber base of well over 1 million?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

So, sorry, Mitch. The 30% number we were referring to was the macro market in terms of how many total customers —

Mitch Bartlett - Craig-Hallum - Analyst

Oh, okay.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

— are using the email marketing product. The penetration rate of Constant Contact into our base would be much smaller, which again we’ve started deep levels of testing over the last four to five months and the results have been really, really reinforcing that gave us a lot of conviction around this transaction.

So, we think that there is a significant portion of our customer base that is interested in email marketing that don’t have any service provider that they are currently using. And a lot of the difficulty always comes down to how easy and friction free can you make it for these customers to be able to use the product.

And some of the things that are difficult for them or to create email lists, for example, and be able to import them to be able to create collateral or campaigns in an easy way.

Given that we have their website and we already have all of the emails they are using in their business and the outbound emails that are being sent out of our platform, we have some good opportunities to make that — make those barriers a little bit simpler as we get a more deeper integration, which would be a positive thing in terms of getting people to take us up on the Constant Contact product.

Mitch Bartlett - Craig-Hallum - Analyst

Got it, thank you. So, second question would just be on Webzai, that acquisition, the joint venture and the roll out of that product. Could you talk to that just a little bit more?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure, I would be happy to. That thing has been going fantastically well. We couldn’t be more excited about the momentum around that product. As folks know, that is not included in our numbers.

So when you think about net additions of subscribers in Q3 or revenue, the impact of that JV is not in there until at some point if the Company decides to consolidate that and bring that onto our platform entirely. But the ramp-up has been very good.

It is still, as we mentioned during Investor Day, we are signing up over 15,000 customers or so ballpark on a pay up basis, on a monthly basis on the product. We are investing with our partner a good amount of marketing dollars behind that gateway.

We feel that that is a great market and the ratios have held quite well. And I think at this point we are probably getting up to about 230,000 to 250,000-plus free sites being set up on a monthly basis. So it has been pretty good momentum there.

Mitch Bartlett - Craig-Hallum - Analyst

And when do you anticipate bringing it to — onto your books?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Still under discussion with our partners and with the Company internally. But our hope is sometime in the near future.

Mitch Bartlett - Craig-Hallum - Analyst

Very good. Thank you.

Operator

Deepak Mathivanan.

Deepak Mathivanan - Deutsche Bank - Analyst

Two questions. First for the quarter itself, can you give us what the organic revenue growth was ex the acquisitions from late last year and this year? What was the contribution from acquisitions maybe on a dollar basis? And then qualitatively can you discuss about the growth profile of some of your bigger brands? I have one follow-up on a product after this.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure, Deepak. I think that probably the closest thing you are going to find to that is what you see in the flux analysis of the earnings materials, so there is sort of an increase of about $25 million-ish.

What you will see is about — it is hard to break it out because sometimes the growth that comes from the acquisitions get ascribed into the bucket for acquisitions. But it is about a split of about $10 million, $15 million — I think $15 million from the acquisition kit and the others from the core business.

However, in that $15 million is also any revenue growth and revenue synergies in that same bucket as well. So that is probably the closest we are able to break out. And I think your question on the profile of growth for larger brands, I don’t quite follow that. Can you maybe (multiple speakers)?

Deepak Mathivanan - Deutsche Bank - Analyst

Oh, no, I was just trying to — yes, I was trying to get a sense about what the profile is like for Bluehost and HostGator, the bigger brands that you have. Particularly now you have multiple pricing elements into it.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Yes. So I think on the growth side of those brands they continue to perform well, they are going after different segments of the market place. HostGator still indexing much more towards customer service. Bluehost continuing to index more towards the technology focused customer base with a good partnership with WordPress.

So, they are both continuing to perform well. And all of those would be loaded up into that split of numbers that I gave you that you will find in our Q.

Deepak Mathivanan - Deutsche Bank - Analyst

Got it. Okay and then one other question on the product side. You mentioned about the delay of offerings related [toward price] and the cloud hosting into late this year. What were the factors that caused the delay? And then maybe how much of that half you factored into your FY16 guidance?

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Sure. So I think foundationally it is basically as we get bigger and bigger there is obviously sort of distributed teams, teams that work in different geographies, teams that work in different spots and getting everybody aligned sometimes takes a little bit of a concerted effort.

And I would say where we had some failings is that alignment between dev ops, sys ops, product and marketing sometimes as you get bigger and bigger tend to go — even a bit slightly off-kilter then delivery of products end up slipping. So what we have done is gone back and reorganized that portion of our business with very clear lines of organization into clear leadership with clear lines of accountability.

So we think that delivery will get better and faster, it already has. And so, we feel confident in terms of the 2016 numbers because a lot of that is baked on things that we have a high degree of comfort or have already launched and we see the ramp into it. And certainly want to be cognizant of the fact that we are accounting for any mistakes we have made not being factored into future guidance we are providing the market.

Deepak Mathivanan - Deutsche Bank - Analyst

Great. Thanks, Hari.

Operator

Thank you. At this time I am showing no further participants in the queue. I would like to turn the call back to management for any closing remarks.

Hari Ravichandran - Endurance International Group Holdings, Inc. - Founder & CEO

Thank you, everyone, for listening. We are excited about the Constant Contact acquisition and we are very excited as we look towards the end of this year and into 2016. Lots of exciting things going on.

And as we finish out the second year anniversary of being a public Company we feel very good about our trajectory of going into next year with $400 million of EBITDA and continuing to grow from there. Thank you for your time.

Operator

Ladies and gentlemen, thank you for your participation on today’s conference. This concludes your program. You may now disconnect. Everyone, have a great day.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance. Constant Contact expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters. INVESTORS OF CONSTANT CONTACT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONSTANT CONTACT, ENDURANCE AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Constant Contact with the SEC at the SEC’s website at www.sec.gov, at Constant Contact’s website at www.constantcontact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Investor Relations Department.

Participants in the Solicitation

Constant Contact, Endurance, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact’s stockholders in connection with the proposed merger. Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 Annual Meetings of Stockholders and their respective most recent annual reports on Form 10-K. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Constant Contact’s stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of the completion of the transaction described in this document and the related financing; the expected benefits of the transaction; the valuation of Constant Contact; Endurance’s immediate and long-term financial expectations for the combined business, including expected growth, free cash flow generation and ability to achieve long-term financial targets; expectations regarding Endurance’s and Constant Contact’s full-year fiscal 2015 results; and the future operation, direction and success of the Endurance and Constant Contact businesses. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Constant Contact stockholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that Endurance may not receive financing on the terms expected; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption of Endurance’s current plans and operations caused by the announcement of the contemplated transaction, which may cause Endurance’s stock price to decrease or make it more difficult to maintain relationships with employees, customers, vendors and other business partners; the possibility that the business of Constant Contact may suffer as a result of uncertainty surrounding the transaction or that Constant Contact may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; the inability of Endurance and Constant Contact to retain key personnel; the risk that stockholder litigation or other legal proceeding in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; the possibility of the transaction involving unexpected costs, liabilities or delays; the possibility of any failure to realize the intended benefits of the contemplated transaction, including the inability to integrate Constant Contact’s and Endurance’s business and operations or to realize the anticipated synergies in the expected amount or within the anticipated time frames or cost expectations or at all; the possibility that Endurance’s and Constant Contact’s estimated fiscal 2015 results may differ from expectations; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; additional expenditures of time and resources related to transaction costs, charges and expenses; adverse impact on Endurance’s business from increased indebtedness and the cost of servicing its debt; actual or contingent liabilities; and other risks and uncertainties discussed in Endurance’s and Constant Contact’s filings with the SEC, including the “Risk Factors” sections of Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended June 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014. You can obtain copies of Endurance’s and Constant Contact’s filings with the SEC for free at the SEC’s website (www.sec.gov). If the transaction is consummated, Constant Contact’s stockholders will cease to have any equity interest in Constant Contact and will have no right to participate in its earnings and future growth. Neither Endurance nor Constant Contact assume any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.